EXHIBIT 5.1

                                  [LETTERHEAD]


                                 August 11, 2000


Cardia, Inc.
13770 Frontier Court
Burnsville, Minnesota 55337

         Re: Opinion of Counsel as to Legality of 200,000 Shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 200,000 shares of Common Stock, $.01 par value, of Cardia, Inc. (the "Company") offered to officers, employees, consultants and members of the Board of Directors of the Company pursuant to the Cardia, Inc. 1999 Omnibus Stock Incentive Plan (the "Plan").

         As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 200,000 shares of Common Stock to be offered to officers, employees, consultants and members of the Board of directors by the Company under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                                Very truly yours,

                                                LINDQUIST & VENNUM P.L.L.P.

                                                /s/ LINDQUIST & VENNUM P.L.L.P.








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